Exhibit 4.31

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EXECUTION VERSION

SHARE SUBSCRIPTION AGREEMENT

By and Between

BRISTOL-MYERS SQUIBB COMPANY

and

UNIQURE N.V.

Dated as of April 6, 2015

UNIQURE N.V.

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of April 6, 2015 (the “Signing Date”), by and between uniQure N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), and Bristol-Myers Squibb Company, a Delaware corporation (the “Purchaser”).

WHEREAS, uniQure Biopharma B.V., an Affiliate of the Company, and the Purchaser are entering into that certain Collaboration and License Agreement of even date herewith (the “Collaboration Agreement”);

WHEREAS, the obligations in the Collaboration Agreement are conditioned upon the execution and delivery of this Agreement, pursuant to which the Company will issue and sell to the Purchaser a number of its ordinary shares, par value €0.05 per share (the “Ordinary Shares”) as provided for herein; and

WHEREAS, the Purchaser desires to purchase, and the Company desires to sell, the Ordinary Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

“AGM BMS Transaction Authorization” shall mean the approval by the Company’s shareholders at the 2015 Annual General Meeting of the Company’s issuance of Ordinary Shares pursuant to the terms of the Transaction Agreements, in a form and manner compliant with applicable Laws and the NASDAQ listing rules.

“AGM General Authorization” shall mean the designation by the 2015 Annual General Meeting of shareholders of the Company of the management board of the Company as the competent body to issue a number of Ordinary Shares at least equal to the maximum number of Ordinary Shares issuable under the Transaction Agreements in the event that the AGM BMS Transaction Authorization is not approved, and to grant rights to subscribe for Ordinary Shares and to limit or exclude pre-emptive rights in connection therewith, subject to the approval of the supervisory board of the Company, in each case in a form and manner compliant with applicable Laws.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York and Amsterdam, the Netherlands, generally are closed as a result of federal, state or local holiday.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consent” shall mean any approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority or other Person.

“Contract” shall mean, with respect to any Person, any written or oral agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

“Draft Annual Report” shall mean the draft Annual Report on Form 20-F of the Company in respect of the year ended December 31, 2014, in the form provided to the Purchaser prior to the date hereof

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement (i) that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, or (ii) that provides benefits or compensation to any employee, director, or officer of the Company or any of its Subsidiaries or any other person performing services for the Company or any of its Subsidiaries (including any leased employee or individual co-employed by a “professional employer organization”).

“Environmental Law” shall mean all national, supra-national, federal, state, local and foreign Laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Health Care Laws” means all applicable Laws relating to pricing, marketing, promotion, sale, distribution, coverage, or reimbursement of a drug, biological or medical device.

“Indebtedness” shall mean, with respect to any Person at any applicable time of determination, without duplication, (i) all liabilities and obligations for borrowed money, (ii) all liabilities and obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all liabilities and obligations under or in respect of swaps, hedges or similar instruments; (iv) all liabilities and obligations in respect of letters of credit and similar instruments, (v) all liabilities and obligations (contingent or otherwise) arising from or in respect of (a) deferred compensation arrangements, (b) pension plans, or (c) amounts payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such liabilities and obligations), (vi) all guaranties in connection with any of the foregoing, and (vii) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (i) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent disclosure or other patent right, (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress and all other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration, database rights, and all registrations, applications for registration, and renewals for any of the foregoing (and including in all website content and software), (iv) any Internet domain names, and (v) any trade secret, confidential information, know-how and inventions, including processes and formulations.

“Investor Agreement” shall mean the Investor Agreement dated as of the date hereof between the Company and the Purchaser, in the form attached hereto as Exhibit A.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereto.

“Knowledge” shall mean actual knowledge after reasonable investigation of Jorn Aldag, Matthew Kapusta, Hans Preusting and Eric Goossens.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries pursuant to any Lease.

“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property as tenant, sublease, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company and/or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Loan Agreement” shall mean that certain Amended and Restated Loan and Security Agreement, dated June 26, 2014, by and among uniQure Biopharma B.V., uniQure IP B.V., the subsidiaries of uniQure identified on Schedule 1 thereto, uniQure N.V. and Hercules Technology Growth Capital, Inc.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has had or is reasonably likely to have (i) a material adverse effect on the business, condition (financial or other), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to timely perform its obligations under, or timely consummate any of the transactions contemplated by, the Transaction Agreements, (including the sale of the Shares, in accordance with the terms of this Agreement), except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes occurring after the date hereof in conditions in the Netherlands or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes occurring after the date hereof in general legal, regulatory, political, economic or business conditions or changes International Financing Reporting Standards or interpretations thereof occurring after the date hereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) acts of war, sabotage or terrorism occurring after the date hereof, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, floods or other natural disasters occurring after the date hereof, or (E) any action expressly required by the Company contemplated by this Agreement or expressly required by the Collaboration Agreement or with the Purchaser’s written consent; provided, however, that any change, event or occurrence referred to in clauses (A)-(D) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur if such change, event or occurrence has had or would be reasonably likely to have a disproportionate effect on the Company and its Subsidiaries compared to other participants in the biotechnology or biopharmaceutical industries.

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Permitted Liens” shall mean (a) mechanics’, materialman’s, workmens’, repairmen’s’, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, (c) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties, (d) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon as of the date of this Agreement, and (f) any zoning, or other governmentally established restrictions of encumbrances.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” shall mean (i) any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, unclaimed property or escheat (or similar), registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Trading Day” shall mean a day on which the Trading Market is open for trading.

“Trading Market” shall mean the NASDAQ Global Select Market or New York Stock Exchange to the extent that the Ordinary Shares are then listed on such exchange, as applicable.

“Transaction Agreements” shall mean this Agreement, the Investor Agreement and the Warrant Agreements.

“VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) in all other cases, the fair market value of a share of Ordinary Shares as determined by an independent appraiser selected in good faith and mutually agreed upon between the Company and the Purchaser, the fees and expenses of which shall be paid by the Company.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar or related Law.

“Warrant Agreements” shall mean each of the Seventh Target Warrant Agreement and the Tenth Target Warrant Agreement, each dated as of the date hereof.

2.                                      Closing, Delivery and Payment.

2.1                               Closings.

(a)                                 Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, at the Initial Closing (as hereinafter defined), the Company hereby agrees to issue to the Purchaser, and the Purchaser agrees to subscribe for, such number of Ordinary Shares as will equal 4.9% of the total number of Ordinary Shares outstanding immediately following such issuance (the “Initial Shares”), at a purchase price of $33.84 per Ordinary Share (the “Initial Closing”), free and clean of all Liens.  The Initial Closing shall take place on the date two Business Days following receipt of the AGM General Authorization or such other date as may be mutually agreeable to the Company and the Purchaser, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (which time and place are designated as the “Initial Closing Date”).

(b)                                 Subject to (i) the terms and conditions hereof, (ii) the payment by the Purchaser to the Company of the Target Designation Fees associated with the first [**] New

Targets (with such terms as defined in the Collaboration Agreement), and (iii) the Second Closing (as defined below) occurring no later than the Purchase Termination Date (as defined below), at a time to be decided in the Purchaser’s sole discretion that is at least thirty (30) days after the Initial Closing Date but prior to December 31, 2015 (the “Purchase Termination Date”), and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, the Company hereby agrees to issue to the Purchaser, and the Purchaser agrees to subscribe for, such number of Ordinary Shares that, together with the number of Ordinary Shares subscribed by the Purchased at the Initial Closing, will equal 9.9% of the total number of Ordinary Shares outstanding immediately following such issuance (any Ordinary Shares purchased at the Initial Closing and/or the Second Closing, the “Shares”), free and clear of all Liens, at a price per share equal to the product of (A) 1.1, multiplied by (B) the VWAP for the twenty (20) Trading Days ending on the date that is five (5) Trading Days prior to such closing (the “Second Closing”). The Second Closing shall take place on a date set forth in a notice to be provided by the Purchaser to the Company at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022 (such time and place are designated as the “Second Closing Date”).

(c)                                  The term “Closing” shall apply to each of the Initial Closing and the Second Closing unless otherwise specified.

2.2                               Delivery and Payment.  At each Closing, subject to the terms and conditions hereof, the Company will instruct the Company’s transfer agent to deliver to the Purchaser, via book entry to the applicable balance account registered in the name of the Purchaser, the number of Shares to be purchased at the Closing by the Purchaser, against payment of the purchase price in U.S. dollars by check or wire transfer made payable to the order of the Company.

2.3                               Deliveries at each Closing.

(a)                                 Deliveries by the Company. At each Closing, the Company shall deliver or cause to be delivered to the Purchaser the following items (as applicable):

(i)                                    a copy of the notarial deed of incorporation of the Company from a civil law notary dated not more than ten (10) days prior to the applicable Closing Date;

(ii)                                evidence of (A) the filing of the Listing of Additional Shares notification to NASDAQ as it relates to the Shares to be subscribed for by the Purchaser at such Closing and (B) the registration of the related capital increases with the Dutch Trade Register;

(iii)                            written confirmation of the book-entry delivery of the Shares to the Purchaser;

(iv)                             legal opinions of Rutgers Posch Visée Endedijk N.V. and Morgan Lewis & Bockius LLP, the Company’s Dutch and U.S. counsel, each dated as of the applicable Closing Date in form and substance reasonably acceptable to the Purchaser;

(v)                                 a certificate, dated as of the applicable Closing Date, signed by a managing director of the Company, confirming that the conditions to the applicable Closing set forth in Section 6.1 or Section 6.2, as applicable, have been satisfied; and

(vi)                             all such other documents, certificates and instruments as the Purchaser may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Documents.

(b)                                 Deliveries by the Purchaser.  At each Closing, the Purchaser shall deliver or cause to be delivered to the Company the applicable purchase price for the Shares purchased at the applicable Closing, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made no later than two (2) Business Days prior to the applicable Closing Date.

2.4                               Withholding. Purchaser and its agents shall be entitled to deduct and withhold from any consideration payable hereunder any amounts it may be required to deduct and withhold under any applicable Tax Law. Amounts withheld under this Section 2.4 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Purchaser shall provide written notice to the Company, at least three (3) Business Days in advance, as to its intent to impose any such deduction or withholding and the basis therefor.

3.                                      Representations and Warranties of the Company. Except as set forth below or in the Company SEC Documents (as defined below) filed prior to the date hereof or in the Draft Annual Report (other than any non-specific forward looking statements set forth in any risk factor section or any non-specific forward-looking or predictive statements), the Company hereby represents and warrants to the Purchaser as of the Signing Date as set forth below.

3.1                               Organization, Good Standing and Qualification.

(a)                                 The Company is duly incorporated and validly exists as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transaction Agreements, to issue and sell the Shares, and to carry out the provisions of the Transaction Agreements and to carry on its business as presently conducted and as presently proposed to be conducted.  Each of the Company’s Subsidiaries (as defined in Section 3.2) is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business to own and use its properties. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement or other organizational or constitutive documents.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 During the twelve (12) months preceding the date of this Agreement and of each Closing, neither the Company nor any of its Subsidiaries has taken any action nor, to the Company’s Knowledge, have any other steps been taken or Actions commenced or threatened against any of them, for their winding up or dissolution or for any of them to enter into any arrangement, scheme or composition for the benefit of creditors, or for the appointment of a receiver, administrator, liquidator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets.

3.2                               Subsidiaries.  The Company has disclosed all of its subsidiaries required to be disclosed in an exhibit to its Annual Report on Form 20-F (the “Subsidiaries”).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens other than pursuant to the Loan Agreement, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

3.3                               Capitalization.

(a)                                 The authorized share capital (maatschappelijk kapitaal) of the Company, immediately prior to the Signing Date, consists of 60,000,000 Ordinary Shares, 18,429,266 of which are currently issued and outstanding.  Under the Company’s 2014 Share Incentive Plan, the 2012 Share Incentive Plan and certain ex-plan options (the “Plans”), (i) options to acquire 2,915,268 Ordinary Shares have been granted and are currently outstanding, (ii) 179,068 restricted share units have been granted and are currently outstanding; and (iii) 460,483 Ordinary Shares remain available for future issuance to supervisory or management board members, senior executives, employees and consultants of the Company and its Subsidiaries. In addition, warrants to purchase 170,802 Ordinary Shares are outstanding (the “Outstanding Warrants”).

(b)                                 Other than the Ordinary Shares reserved for issuance under the Plans and the Outstanding Warrants, and except as may be granted pursuant to the Transaction Agreements, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of its securities, including the Shares to be issued pursuant to the Agreement.  No Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company or any of its Subsidiaries, including with respect to the issuance of Shares contemplated hereby. Except as set forth in the Investor Agreement, there are no voting agreements, registration rights agreements or other agreements of any kind among the Company or any of its Subsidiaries and any other Person relating to the securities of the Company or any of its Subsidiaries, including the Shares to be issued pursuant to this Agreement.

(c)                                  All of the issued and outstanding Ordinary Shares (i) have been duly authorized and validly issued and are fully paid, and (ii) were issued in compliance with all applicable Laws concerning the issuance of securities. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, (i) will be validly issued, and fully paid, (ii) will form part of the same class of Ordinary Shares and will have the same profit entitlement and voting rights as the Ordinary Shares, (iii) will not be subject to pre-emptive rights, (iv), and shall be free and clear of all Liens, except for restrictions on transfer imposed by the Investor Agreement and applicable securities Laws.

(d)                                 Except as set forth in the Company SEC Documents, (i) neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person and (ii) the Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries, free and clear of any Lien.

3.4                               Authorization; Binding Obligations.  Subject to receipt of the AGM General Authorization, all corporate action on the part of the Company, its supervisory and management boards and shareholders necessary for the authorization of the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder at each Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto has or will have been taken on or before the date of each Closing, including the approval by the supervisory board of the Company of the resolution of the management board to issue the Shares and to exclude rights of pre-emption in respect of such issuance, a sufficient amount has been reserved from its authorized share capital to provide for the issuance of the Shares, and no action is required on the part of the Company, its supervisory board, its management board, or its shareholders prior to either Closing for the consummation of the transactions contemplated by the Transaction Agreements. This Agreement has been duly executed and delivered by the Company, and the other Transaction Agreements and instruments referred to herein to which the Company is or is specified to be a party will be duly executed and delivered by the Company as of the Initial Closing.  This Agreement constitutes, and the other Transaction Agreements, when executed and delivered, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of the indemnification provisions in the Investor Agreement may be limited by applicable Laws.

3.5                               Company SEC Documents; Financial Statements; NASDAQ; Indebtedness.

(a)                                 Since February 5, 2014, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents.  To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation.

(b)                                 The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with International Financing Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), except as disclosed in the Company SEC Documents.

(c)                                  The Ordinary Shares are listed on the NASDAQ Global Select Market, and the Company has taken no action designed to, or which would reasonably be expected to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting the Ordinary Shares from the NASDAQ Global Select Market.  The Company has not received any notification that, and has no Knowledge that, the SEC or NASDAQ is contemplating terminating such listing or registration.

(d)                                 As of the date hereof, other than pursuant to the Loan Agreement or as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any outstanding Indebtedness.

3.6                               Obligations to Related Parties.  There are no obligations of the Company or any of its Subsidiaries to supervisory or management board members, senior executives, shareholders, Affiliates, or employees of the Company or any of its Subsidiaries other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and any of its Subsidiaries and (c) for other standard employee benefits made generally available to all employees (including equity award agreements outstanding under any equity incentive plan approved by the supervisory board of the Company).  None of the supervisory or management board members, affiliates, senior executives or, to the best of the Company’s Knowledge, key employees or shareholders of the Company or any members of their immediate families, is indebted to the Company or any of its Subsidiaries or has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries, other than (i) passive investments in publicly traded companies (representing less than three percent (3%) of such company) which may compete with the Company or any of its Subsidiaries and (ii) investments by venture capital funds or similar institutional investors with which members of the Company’s supervisory board may be affiliated.  No supervisory or management board member, senior executive, Affiliate or, to the Knowledge of the Company, shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such person’s ownership of share capital or other securities of the Company or any of its Subsidiaries).

3.7                               Compliance with Other Instruments.  Neither the Company nor or any of its Subsidiaries is in violation or default of any term of its articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or Contract to which it is party or by which it is bound or of any Order.  The execution, delivery, and performance of and compliance with the Transaction Agreements, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation of the articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents of the Company or any of its Subsidiaries, in each case as in effect on the Initial Closing, (ii) result in any violation of any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (C) require Consent under, any material Contract to which the Company or any of its Subsidiaries is a party, or (iv) result in the creation of any Lien upon any of the Company’s or any Subsidiary’s assets or capital stock, except in the case of any of clauses (ii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect.  Neither the execution, delivery or performance of any Transaction Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby and thereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws, (ii) the notification of the issuance and sale of the Shares to NASDAQ, (iii) the AGM General Authorization; and (iv) the registration of the related capital increase with the Dutch Trade Register.

3.8                               Litigation.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there is no, and since January 1, 2014 there has not been any, Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or which the Company intends to initiate which is material.  There is no, and since January 1, 2014 there has not been any, Order in effect against the Company or any of its Subsidiaries that is material.

3.9                               Compliance with Laws; Permits.  The Company and its Subsidiaries are not, and since January 1, 2014 have not been, in violation of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company and its Subsidiaries.  No Consents are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares, except such as have been duly and validly obtained or filed.  The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to materially and adversely affect the business, assets, properties or financial condition of the Company and any of its Subsidiaries, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as currently planned to be conducted.

3.10                        Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.5 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any other securities Laws.

3.11                        Investment Company.  The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.12                        Sarbanes-Oxley; Internal Controls; Disclosure Controls and Procedures.

(a)                                 The information set forth under the heading “Item 15: Controls and Procedures” in the Company’s most recently filed periodic report under the Exchange Act sets forth an accurate description of the management’s evaluation of the Company’s internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) for the periods described therein.

(b)                                 The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and the applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Initial Closing Date.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s disclosure controls and procedures that have materially affected, or are reasonably likely to materially affect, the effectiveness of the Company’s disclosure controls and procedures.

3.13                        Absence of Changes. Except as set forth in the Company SEC Documents, since December 31, 2014, (i) the Company and its Subsidiaries each has conducted its business operations in the ordinary course of business consistent with past practice and (ii) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

3.14                        Tax Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a)                                 Except as set forth in the Company SEC Documents, (i) the Company and each of its Subsidiaries has timely prepared and filed all federal and all other material Tax Returns required to have been filed by each of them with all appropriate Governmental Authorities and timely paid all Taxes shown thereon, (ii) all such Tax Returns are true, correct and complete in all respects, (iii) all Taxes that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due, and (iv) to the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(b)                                 Except as set forth in the Company SEC Documents, (i) no federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority any (A) written notice indicating an intent to open an audit or other review related to any material Tax, or (B) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries;

(c)                                  Except as set forth in the Company SEC Documents, (i) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise;

(d)                                 Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(e)                                  Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2); and

(f)                                   Neither the Company nor any Subsidiary has ever been, nor will they be at each Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

3.15                        Property.  The Company does not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) Company and each of its Subsidiaries has the right to use or occupy the Leased Real Property under valid and binding leases and (ii) the Company and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Liens).

3.16                        Employee Benefits Matters.

(a)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of Law, including ERISA and the Code and other applicable Laws; and (ii) all contributions, distributions, reimbursements and premium payments due with respect to each Employee Benefit Plan have been timely made or properly accrued.  Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) issued by the United States Internal Revenue Service and to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan;

(b)                                 Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); no Employee Benefit Plan provides and neither the Company nor any of its Subsidiaries has any current or potential obligation to provide post-termination or post-retirement health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar state Law; and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c)                                  To the Company’s Knowledge, (i) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, (ii) the Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company or any of its Subsidiaries as employees or non-employees, and (iii) there do not exist any pending or threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Employee Benefit Plan.

(d)                                 The transactions contemplated by the Transaction Documents will not (either alone or in combination with another event) cause the acceleration of vesting in, or payment of, any benefits or compensation under any Employee Benefit Plan, will not require the funding of compensation or benefits due to any manager, employee, officer, director, stockholder or other service provider (whether current, former or retired) of the Company or any of its Subsidiaries or their beneficiaries and will not otherwise accelerate or increase any liability or obligation under any Employee Benefit Plan..

3.17                        Labor Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract or relationship with any union, labor organization, or other collective bargaining representative. There are no strikes, work stoppages or any other material labor disputes against or affecting the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, and no such disputes have occurred since January 1, 2014. To the Company’s Knowledge, no union organization or decertification activities are underway or threatened with respect to employees of the Company or any of its Subsidiaries and no such activities have occurred since January 1, 2014.

(b)                                 Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the Company and its Subsidiaries is, and at all times since January 1, 2014, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, immigration, and the withholding and payment of social security and other employment Taxes.

(c)                                  Since January 1, 2014, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act.

3.18                        Intellectual Property.  Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a)                                 The Company or its Subsidiaries own all right, title and interest in and to, or have the valid and enforceable right to use pursuant to a written Contract, all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”) free and clear of any Liens, except Permitted Liens, and to the Company’s Knowledge, the owners of any Intellectual Property licensed to Company or any Subsidiary have taken necessary actions to maintain and protect such Intellectual Property;

(b)                                 (i) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person, (ii) no Actions are pending or, to the Company’s Knowledge, threatened alleging any of the foregoing, including any unsolicited offers for the Company or any of its Subsidiaries to obtain a license to any Intellectual Property of another Person, and (iii) to the Company’s Knowledge, no Person is infringing, misappropriating or violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property; and

(c)                                  the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its and their material Confidential Information.  Without limiting the generality of the foregoing, all current and former employees, contractors and consultants of the Company and its Subsidiaries who have participated in the creation of Intellectual Property have executed and delivered to the Company or its Subsidiaries a valid and enforceable agreement providing for the assignment by such Person to the Company or its Subsidiaries of any such Intellectual Property.  Company and its Subsidiaries do not have an invention award or compensation system for its employees, contractors, or consultants.

3.19                        Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received within the past three years by, and no Action is pending or, to the Company’s Knowledge, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law and (ii) the Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable Environmental Laws, including any Consent required by Environmental Laws.

3.20                        Brokers and Finders. Except as set forth in the Company SEC Documents, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or any of its Subsidiaries.

3.21                        Insurances. Except as set forth in the Company SEC Documents, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Company and its Subsidiaries have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding the Company or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks in all material respects as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate.

3.22                        Contracts. Except as set forth in the Company SEC Documents, neither the Company nor any of its Subsidiaries is in violation, default or breach under any of its material Contracts. In this Section 3.22 ‘material’ will mean any Contract entered into with the Company or any of its Subsidiaries that is required to be disclosed as an exhibit to any filing made by the Company pursuant to the Exchange Act.

3.23                        Application of Takeover Protections. The Company, the management board and the supervisory board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill or other similar anti-takeover provision under the articles of association of the Company, its bye-laws or the Laws of the Netherlands that is or could become applicable to, or is or could be to the detriment of, the Purchaser as a result of the Purchaser and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including as a result of the issuance or ownership of the Shares and ordinary shares of the Company issuable upon exercise of the Warrant Agreements.

3.24                        Anti-Corruption and Anti-Bribery Laws. Neither the Company and its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents, representatives, consultants, or other persons associated with or acting for or on behalf of the Company or its Subsidiaries, has, directly or indirectly, in connection with the operation of their business: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case, in violation of any applicable anticorruption or anti-bribery Law; (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of Parent related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq., or any other applicable anti-corruption or anti-bribery Law.  For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

3.25                        Economic Sanctions. None of the Company or its Subsidiaries or, to the Knowledge of the Company, their respective directors, officers, employees or agents (i) is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws; or (ii) within the last five (5) years has done business in or with Cuba, Iran, Sudan, North Korea or Syria, or any Person that is the target of sanctions by the United States or The Netherlands.  Within the past five years, none of the Company or its Subsidiaries has made any voluntary disclosures to applicable Governmental Authorities under applicable economic sanctions Laws or applicable export control Laws and, to the Knowledge of the Company, none of the Company or its Subsidiaries has been the subject of any governmental investigation or inquiry regarding the compliance of the Company or its Subsidiaries with such Laws, nor have the Company or its Subsidiaries been assessed any fine or penalty in regard to compliance with such Laws.

4.                                      Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Company as follows as of the Signing Date:

4.1                               Organization; Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has or will have all requisite power and authority to enter into the Transaction Agreements, to subscribe for the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

4.2                               Requisite Power and Authority.  The Purchaser has all necessary power and authority to execute and deliver the Transaction Agreements and to carry out their provisions.  All action on the Purchaser’s part required for the lawful execution and delivery of the Transaction Agreements has been taken.  Upon their execution and delivery, the Transaction Agreements will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of the indemnification provisions of the Investor Agreement may be limited by applicable Laws.

4.3                               No Conflicts.  The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Purchaser do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Purchaser or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Purchaser’s certificate of incorporation or bylaws, except as would not impair or adversely affect the ability of the Purchaser to consummate the transactions contemplated pursuant to the Transaction Agreements and perform its obligations under the Transaction Agreements and except, in the case of subsections (a) and (b) as would not have a material adverse effect on the Purchaser.

4.4                               No Governmental Authority or Third Party Consents.  No Consent is required to be obtained by the Purchaser in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for the Shares.

4.5                               Investment Representations.  Purchaser understands that the Shares have not been registered under the Securities Act.  The Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in the Agreement.  The Purchaser hereby represents and warrants as follows:

(a)                                 Purchaser Bears Economic Risk.  The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  The Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. The Purchaser understands that the Company has no present intention of registering the Shares.  The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

(b)                                 Acquisition for Own Account.  The Purchaser is acquiring the Shares for the Purchaser’s own account for investment only, and not with a view towards their distribution.

(c)                                  Accredited Investor.  The Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(d)                                 Company Information.  The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with management of the Company and has had the opportunity to review the Company’s operations and facilities.  The Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.  The foregoing does not affect the Company’s representations and warranties contained in Section 3.

4.6                               Transfer Restrictions.  The Purchaser understands that the Shares shall be subject to restrictions on resale pursuant to applicable securities Laws and that the applicable balance account of the Purchaser with the Company’s transfer agent shall bear a restriction with the effect of the following legends:

(a)                                 “These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to uniQure N.V.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”;

(b)                                 any legend required by other applicable securities Laws; and

(c)                                  “The securities represented by this certificate are subject to and shall be transferable only upon the terms and conditions of an Investor Agreement dated as of April 6, 2015, by and between uniQure N.V. and Bristol-Myers Squibb Company, a copy of which is on file with the Secretary of uniQure N.V.”

4.7                               Financial Assurances.  As of the date hereof and as of each Closing, the Purchaser has and will have access to funds in an amount sufficient to pay to the Company the aggregate purchase price at each Closing.

5.                                      Covenants and Agreements.

5.1                               Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Initial Closing and the Second Closing, including:  (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

5.2                               Annual General Meeting.

(a)                                 The Company agrees to use its best efforts to, at the next regularly scheduled annual general meeting of the Company which annual meeting shall in no event occur later than June 30, 2015 (the “2015 Annual General Meeting”), obtain each of the AGM General Authorization and the AGM BMS Transaction Authorization, and as promptly as reasonably practicable in accordance with such timing (and with due observance of the term for convening the meeting as set forth in article 8.3.1 of its Charter), the Company will prepare a convocation notice to be sent to the Company’s shareholders in connection with the 2015 Annual General Meeting (the “Convocation Notice”).

(b)                                 The Company shall (i) timely circulate the Convocation Notice in accordance with its Charter and applicable Law; (ii) present to the 2015 Annual General Meeting proposals to approve each of the AGM General Authorization and the AGM BMS Transaction Authorization; (iii) assure that such proposals shall be validly put on the agenda of the 2015 Annual General Meeting; and (iv) assure that the Convocation Notice complies in all material respects with the provisions of all applicable Law, its articles of association and other organizational or constitutive documents, and the NASDAQ listing rules.  The Convocation Notice shall include such information relating to the transactions contemplated by the Transaction Agreements that is sufficient for the shareholders of the Company to provide the AGM BMS Transaction Authorization.   The Company shall provide the Purchaser and its representatives with a reasonable opportunity to review and comment on the Convocation Notice prior to its being circulated to the shareholders of the Company, and the Company shall consider in good faith any comments proposed by the Purchaser and its representatives for inclusion therein.

(c)                                  The Convocation Notice shall include the Company’s unanimous recommendation that the shareholders vote in favor of each of the AGM General Authorization and the AGM BMS Transaction Authorization. The Company will cause the Convocation Notice, at the time of the mailing of the Convocation Notice or any amendments or supplements thereto, and at the time of the 2015 Annual General Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 If neither the AGM BMS Transaction Authorization nor the AGM General Authorization is obtained at the 2015 Annual General Meeting, then the Company shall use its best efforts to obtain the AGM General Authorization as soon as practicable thereafter. Until the AGM General Authorization has been obtained, the Company shall use its best efforts to solicit from its shareholders proxies in favor of the AGM General Authorization and to obtain the AGM General Authorization at each (annual or extraordinary) general meeting of the Company occurring after the 2015 Annual General Meeting.

5.3                               No Restrictions on Transfer.  Subject to restrictions on transfer imposed by the Transaction Agreements and applicable securities Laws, the Shares shall be freely transferrable.

5.4                               Securities Law Disclosure; Publicity.  No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 5.4 shall not restrict the ability of the Company to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document or any other filing that is made pursuant to the terms of the Exchange Act so long as the Purchaser is provided a reasonable opportunity to review and comment on such disclosure in advance of the filing or other public dissemination of any such document.

5.5                               NASDAQ Matters.  Prior to each Closing, the Company shall (i) take all actions which are necessary, including providing appropriate notice to NASDAQ of the transactions contemplated by this Agreement, for the Shares purchased at such Closing to remain listed on the NASDAQ Global Select Market and (ii) comply with all listing, reporting, filing, and other obligations under the rules of NASDAQ and of the SEC.

5.6                               Interim Operations of the Company.  Prior to each Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company shall not voluntarily delist from the NASDAQ Global Select Market.  Between the date hereof and the Second Closing Date, the Company will not amend its articles of association in a manner that is materially adverse to the Purchaser’s rights under the Transaction Agreements, and will not take or omit to take any action, or permit its Subsidiaries to take or to omit to take any action, that would or could reasonably be expected to have a Material Adverse Effect.

5.7                               Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to the Purchaser hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock or the Company is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange.

5.8                               Notification.  After the date hereof and prior to the Second Closing Date, the Company shall promptly deliver to the Purchaser a written notice of any event or development that would, or could reasonably be expected to, result in any condition to Closing set forth in Section 6.1 or Section 6.2, as applicable, not to be satisfied.

5.9                               Use of Proceeds.  The net proceeds received by the Company from each Closing shall be used for general corporate purposes at the direction of the supervisory board of the Company.

6.                                      Conditions to Closing.

6.1                               Conditions to Purchaser’s Obligations at the Initial Closing.  The Purchaser’s obligation to purchase Shares at the Initial Closing is subject to the satisfaction, at or prior to the Initial Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a)                                 Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct as of the date hereof and as of the Initial Closing Date as if made on such date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

(b)                                 Performance of Obligations.  The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Initial Closing Date.

(c)                                  Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Orders. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables. The Company shall deliver or cause to be delivered to the Purchaser all items (as applicable), listed in Section 2.3(a).

(f)                                   Collaboration Agreement.  The Company shall have executed the Collaboration Agreement, the Effective Date of the Collaboration Agreement shall have occurred, no material breach by the Company of any term of or obligation under the

Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(g)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, including either the AGM BMS Transaction Authorization or the AGM General Authorization and the approval of the supervisory board of the Company.  All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), with respect to the Transaction Agreement and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), shall have expired or been terminated.

(h)                                 MAE. No Material Adverse Effect shall have occurred and be continuing.

(i)                                    The Company’s NASDAQ Listing. The Company’s Ordinary Shares shall continue to be listed on the NASDAQ Global Select Market.

(j)                                    Annual Report.  The Company’s Annual Report on Form 20-F in respect of the year ended December 31, 2014 shall have been filed with the SEC in substantially the same form as the Draft Annual Report, together with a signed opinion from the Company’s outside independent auditor that does not contain any “going concern” or other qualifications.

6.2                               Conditions to Purchaser’s Obligations at the Second Closing. The Purchaser’s obligation to subscribe for the Purchaser’s Shares at the Second Closing shall be subject to the satisfaction, at or prior to the Second Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a)                                 The Initial Closing shall have occurred.

(b)                                 Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct on the date hereof and the Second Closing Date as if made on the Second Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

(c)                                  Performance of Obligations.  The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Second Closing Date.

(d)                                 Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(e)                                  No Injunction or Restraints. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(f)                                   Closing Deliverables. The Company shall deliver or cause to be delivered to the Purchaser all items (as applicable), listed in Section 2.3(a).

(g)                                 Collaboration Agreement. No material breach by the Company of any terms of or obligations under the Collaboration Agreement shall have occurred and be continuing, and the Collaboration Agreement shall not have been terminated in accordance with its terms.

(h)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.

6.3                               Conditions to Company’s Obligations at the Initial Closing.  The Company’s obligation to issue and sell Shares at the Initial Closing is subject to the satisfaction, on or prior to the Initial Closing Date, of the following conditions (unless waived in writing by the Company):

(a)                                 Representations and Warranties.  The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respects as of the Initial Closing Date.

(b)                                 Performance of Obligations.  The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Initial Closing Date.

(c)                                  Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Order. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables. The Purchaser shall deliver or cause to be delivered to the Company all items (as applicable), listed in Section 2.3(b).

(f)                                   Collaboration Agreement.  The Collaboration Agreement shall not have been terminated in accordance with its terms.

(g)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.  All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), with respect to the Transaction Agreement and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Netherlands), shall have expired or been terminated.

6.4                               Conditions to Company’s obligations of the Second Closing.  The Company’s obligation to issue and sell Shares at the Second Closing is subject to the satisfaction,

on or prior to the Second Closing Date, of the following conditions (unless waived in writing by the Company):

(a)                                 Representations and Warranties.  The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct as of on the Second Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

(b)                                 Performance of Obligations.  The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Second Closing Date.

(c)                                  Legal Investment.  On the Second Closing Date, the sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Injunction or Restraints. No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables. The Purchaser shall deliver or cause to be delivered to the Company all items (as applicable), listed in Section 2.3(b).

(f)                                   Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.

7.                                      Miscellaneous.

7.1                               Termination.   This Agreement and the obligations of the parties hereunder may be terminated by:

(a)                                 the Company and the Purchaser, by providing mutual written consent to terminate;

(b)                                 either the Company or the Purchaser, upon written notice to the other no earlier than three (3) Trading Days after [**] (the “Original Termination Date”), if the Original Termination Date cannot be or has not been validly extended pursuant to this Section 7.1(b), and if the Initial Closing shall not have been consummated by the Original Termination Date; provided, however, that the Original Termination Date may be extended to [**] (the “Final Termination Date”) by either the Company or the Purchaser, in their sole discretion, upon written notice to the other on or within five (5) Trading Days prior to the Original Termination Date, if the Initial Closing Date shall not have been consummated by the Original Termination Date solely as the result of a failure to satisfy the condition set forth in Sections 6.1(g) and 6.3(g) as of the Original Termination Date; provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Initial Closing prior to the Original Termination Date or the Final Termination Date, as applicable;

(c)                                  either the Company or the Purchaser, upon written notice to the other no earlier than three (3) Trading Days after December 31, 2015 if the Second Closing Date shall not have occurred by such date;  provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Second Closing prior to December 31, 2015;

(d)                                 the Company, upon written notice to the Purchaser, so long as the Company is not then in material breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1 and Section 6.2, as applicable, would not be satisfied by Second Closing Date, (i) upon a material breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or (ii) if any representation or warranty of the Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.2(b) would not be satisfied by the Second Closing Date, and such breach has not been waived by the Company or cured by the Purchaser, as applicable, within fifteen (15) days after receipt by the Purchaser of written notice thereof by the Company or is not reasonably capable of being cured by the Purchaser prior to the Original Termination Date or the Final Termination Date, as applicable

(e)                                  the Purchaser, upon written notice to the Company, so long as the Purchaser is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.2(b), would not be satisfied by Second Closing Date, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1 and Section 6.2 would not be satisfied by the Second Closing Date, and such breach has not been waived by the Purchaser or cured by the Company, as applicable, within 15 days after receipt by the Company of written notice thereof by the Purchaser or is not reasonably capable of being cured by the Company prior to the Original Termination Date or the Final Termination Date, as applicable; and

(f)                                   by the Company or Purchaser, upon notice to the other, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable;  provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or who is not in compliance with its obligations under Section 5.1.

In the event of termination of this Agreement pursuant to Section 7.1 by either Purchaser or the Company, this Agreement will become void and have no further force or effect, without any liability or obligation of the Purchaser, other than as set forth in Sections 5.4 and Article VII, which will each survive any termination of this Agreement; provided, however, that nothing herein will relieve the Purchaser from any liability for any actual fraud of the Purchaser occurring prior to such termination.

7.2                               Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.3                               Survival.  The representations, warranties, covenants and agreements made herein shall survive for a period of one (1) year following the Second Closing Date.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument and shall survive in accordance with the immediately preceding sentence.  The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Purchaser or its representatives.

7.4                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.  This Agreement may not be assigned by any party hereto without the consent of the other party, provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser, provided that in the case of such assignment the Purchaser shall not be relieved of its obligations hereunder, or to any transferee to whom Shares are properly transferred after a particular Closing pursuant to the terms of the Transaction Agreements.

7.5                               Entire Agreement.  This Agreement, the exhibits and schedules hereto, the other Transaction Agreements, the Collaboration Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.6                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Purchaser as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreements are fulfilled to the greatest extent possible.

7.7                               Amendment.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company.  Any amendment effected in accordance with this Section 7.7 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any amendment not effected in accordance with this Section 7.7 shall be void and of no effect.

7.8                               Waivers; Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Investor Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or the Investor Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement or the Investor Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, the Investor Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.  Any waiver effected in accordance with this Section 7.8 shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company, and any waiver not effected in accordance with this Section 7.8 shall be void and of no effect.

7.9                               Equitable Relief.  Each of the Company and the Purchaser hereby acknowledges and agrees that the failure of the Company to perform its respective agreements and covenants hereunder will cause irreparable injury to the Purchaser, for which damages, even if available, will not be an adequate remedy. Accordingly, the Company hereby agrees that the Purchaser shall be entitled to the issuance of equitable relief by any court of competent jurisdiction to compel performance of the Company’s obligations.

7.10                        Waiver of Conflicts.  Each party to this Agreement acknowledges that Morgan, Lewis & Bockius LLP (“MLB”), outside counsel to the Company, has in the past performed and is or may now or in the future represent the Purchaser or its Affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of the Purchaser or its Affiliates in matters of a similar nature to the Financing.  The applicable rules of professional conduct require that MLB inform the parties hereunder of this representation and obtain their consent.  MLB has served as outside counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company.  The Company and the Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, MLB has represented solely the Company, and not the Purchaser or any shareholder, director or employee of the Company or the Purchaser; and (c) gives its informed consent to MLB’s representation of the Company in the Financing.

7.11                        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Trading Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

For the Company:

uniQure N.V.

Meibergdreef 61

Amsterdam 1105 BA

The Netherlands

Attention: Jörn Aldag, Chief Executive Officer

Email:

With a copy to:

Morgan, Lewis & Bockius LLP

Condor House, 5-10 St. Paul’s Churchyard

London, EC4M 8AL

United Kingdom

Attention: Timothy J. Corbett

Email: tcorbett@morganlewis.com

For the Purchaser:

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Fax: (212) 546-9562

With a copy to:

Bristol-Myers Squibb Pharmaceutical Group
Route 206 and Province Line Road
Princeton, NJ  08543-4000
Attention: P. Joseph Campisi, Jr.
Email: joseph.campisi@bms.com

And a further copy (which shall not constitute notice to the Purchaser) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Daniel Wolf and Douglas Ryder

Email:  daniel.wolf@kirkland.com; douglas.ryder@kirkland.com or such other address or electronic mail address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

7.12                        Expenses; Taxes.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement

7.13                        Attorneys’ Fees.  In the event that any Action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.14                        Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.15                        Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

7.16                        Broker’s Fees.  Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.16 being untrue.

7.17                        Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  All Exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.

7.18                        Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

7.19                        No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

UNIQURE N.V.

By:
Name:
Title:

[Signature Page to the uniQure N.V. Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Purchaser:

Bristol-Myers Squibb Company

By:
Name:
Title:

[Signature Page to the uniQure N.V. Share Subscription Agreement]

EXHIBIT A

Investor Agreement

EXHIBIT B

Warrant Agreements